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                                                                     EXHIBIT 5.1



                                   ATTORNEYS AT LAW           San Francisco, CA
                                                              415 693-2000

                                   Five Palo Alto Square      Menlo Park, CA
                                   3000 El Camino Real        650 843-5100
                                   Palo Alto, CA
                                   94306-2155                 San Diego, CA
                                   Main     650 843-5000      619 550-6000
                                   Fax      650 857-0663
                                                              Boulder, CO
                                   www.cooley.com             303 546-4000

                                   SUZANNE SAWOCHKA HOOPER    Denver, CO
                                   650 843-5180               303 606-4800
                                   hooperss@cooley.com
                                                              Reston, VA
                                                              703-262-8000

                                                              Kirkland, WA
                                                              425 893-7700

September 10, 1999

Paradyne Networks, Inc.
8545 126th Avenue North
Largo, FL 33773

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Paradyne Networks, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to 6,900,000 shares of common stock, including 500,000 shares to be sold by the Company (the "Company Shares"), and 5,500,000 shares to be sold by certain selling stockholders and 900,000 shares for which certain selling stockholders have granted the underwriters an over-allotment option (collectively, the "Selling Stockholder Shares") (collectively, the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the shares of the Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper